EXHIBIT 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release is entered into and effective this 29th day of September, 2016, by and between Cassidy Ventures Inc., a Nevada corporation (the “Company”), and William Drury (“Drury”), as follows:

RECITALS

A. Drury was appointed President, Secretary, Treasurer and a Director of the Company on February 19, 2013.

B. Drury resigned as President, Treasurer and a Director, and all other positions as an officer of the Company except Secretary, of the Company on September 28, 2016.

C. Drury has accrued salary, independent contractor fees, expenses and costs, which the Company owes Drury.

D. Both Drury and the Company desire to be released of any possible claims against the other in connection with Drury being President and a Director of the Company, and in connection therewith, the parties discussed and negotiated the terms of the settlement set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and for other good and valuable consideration, the parties hereby agree as follows:

1. Mutual Release. The Company, along with its successors, assigns and related entities and persons, hereby irrevocably and unconditionally waives, releases and forever discharges Drury, and each of his successors and assigns, of and from any and all claims, grievances, actions, causes of action, rights, demands, damages, liabilities, obligations, promises, controversies, accountings and expenses of whatsoever nature and kind, whether known or unknown, including those related in any way to Drury being an officer or director of the Company, or his affiliation or relationship to the Company. In turn, Drury, along with his successors, assigns and related entities and persons, hereby irrevocably and unconditionally waives, releases and forever discharges the Company and all related, parent, subsidiary, or affiliated organizations persons, and each of its respective partners, directors, shareholders, officers, agents, representatives, attorneys, accountants, and employees, past and present, and each of their successors and assigns, of and from any and all claims, grievances, actions, causes of action, rights, demands, damages, liabilities, obligations, promises, controversies, accountings and expenses of whatsoever nature and kind, whether known or unknown, including those including those related in any way to Drury being an officer or director of the Company, or his relationship or affiliation with the Company.

2. Resignation of Drury; Termination of Agreements. Drury shall resign as a Director, President and Treasurer (but remain as a non-employee in the office of Secretary). In connection with such resignation, Drury acknowledges that he has no disagreement with the Company in connection with his resignation. Except for this Agreement, Drury agrees that any agreement, arrangement or understanding Drury has with the Company is terminated.

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3. Payment to Drury.

3.1 Cash; Shares of Common Stock. The Company shall (i) pay Drury $50,000 cash (of which Thomas Puzzo may keep $3,500 as legal fees) upon execution of this Agreement, and (ii) after the date of this Agreement issue that number of shares to Drury for the purpose of Drury selling such shares into the over-the-counter markets or an exchange (as defined under the Securities Act of 1933, as amended) until Drury is able to garner $50,000. The shares of common stock issuable to Drury under this Agreement shall be paid in increments of 250,000 shares to Drury, and upon each sale by Drury of such increment of 250,000 shares to Drury, the Company shall deliver another increment of 250,000 shares. Not later than 14 days after the execution of this Agreement, the Company shall order four (4) stock certificates, each representing 250,000 shares, registered in the name of “William Drury”, and deliver such stock certificates to Thomas Puzzo, Esq., who shall, upon receipt, deliver a stock certificate representing 250,000 shares to Drury, and thereafter in each instance Drury shows evidence of the sale of the shares of the earlier certificate delivered to Drury, until Drury has sold that number of shares to garner $50,000 of proceeds under this Agreement. In the event that Drury sells more than $50,000 worth of shares under this Agreement, Drury shall deliver to the Company the funds in excess of $50,000 of shares sold. In the event that such four (4) stock certificates, after being sold by Drury under this Agreement does not enable Drury to garner $50,000 the Company shall continue to issue and deliver to Drury shares of common stock under the principles and general procedure of this Section 3.1 until Drury is able to garner $50,000. The Company shall have the right, in its sole discretion, at any time, to privately purchase any shares issued or issuable to Drury under this Section 3.1 and deliver the payment price to Drury such that Drury receives $50,000 in lieu of Drury selling shares of common stock to garner such $50,000. Drury may not privately resell the shares of common stock the Subject of this Section 3.1 without the written consent of the Company and the agreement of Drury as to what amount of funds should be credited to the Company to offset against the $50,000 in shares of common stock Drury is reselling under this Agreement.

3.2 Further Assurances. At the reasonable request of the other and without demanding further consideration from the other, each of the Company and Drury agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transactions under this Agreement, including but not limited to, the transfer of ownership in and to the shares of common stock issuable under this Agreement as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, and using all reasonable best efforts to obtain the same from any third parties, as necessary or desirable for fully perfecting and conveying unto the other, the benefit of the transfer of ownership in and to shares of common stock, as contemplated by this Agreement.

4. No Liability. This Agreement shall not be construed as an admission of liability by any party.

5. Breach and Enforcement. A breach of any of the terms of this Agreement shall entitle the aggrieved party to sue for breach of this Agreement. In the event it is necessary for either party or their authorized representative, successor or assign to institute suit for breach of this Agreement, the prevailing party in such suit or proceeding shall be entitled to recovery of its reasonable costs and attorneys’ fees, in addition to damages and equitable relief arising from the breach.

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6. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. It is expressly acknowledged and recognized by the parties to this Agreement that there are no oral agreements, understandings or representations between the parties other than those contained in this document, and any such prior agreements are specifically terminated.

7. Amendment and Waiver; Assignment. Neither this Agreement nor any of the provisions herein may be changed, altered, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may not be assigned without the written consent of the parties to this Agreement.

8. Counterparts. This Agreement may be executed in any number of counterparts by original signature, facsimile or scanned e-mail attachment, all of which together shall constitute one Agreement, and any party hereto may execute this Agreement by executing any such counterpart.

9. Headings. Headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CASSIDY VENTURES INC.

By:	/s/ Amber Finney
Name:	Amber Finney
Title:	President

/s/ William Drury
William Drury, individually

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